EXHIBIT (s)

Calculation of Filing Fee Tables
FORM N-2
(Form Type)
NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(o)	–	–	$149,000,000	$110.20	$16,419.80
	Other	Subscription Rights to Acquire Shares of Common Stock(1)	–	–	–	–	–	–
Fees Previously Paid	Equity	Common Stock	457(o)	–	–	$1,000,000	$110.20	$110.20
	Other	Subscription Rights to Acquire Shares of Common Stock(1)	–	–	–	–	–	–

Carry Forward Securities
Carry Forward Securities

Total Offering Amounts						$150,000,000		$16,530.00
Total Fees Previously Paid								$110.20
Total Fee Offsets
Net Fee Due								$16,419.80

(1)
No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of rights to acquire shares of common stock, including any shares issued pursuant to an over-subscription privilege or a secondary over-subscription privilege, will be shares registered under this Registration Statement.